Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 26, 2016	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Third Quarter of 2016

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 26, 2016) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.1 million ($0.56 per diluted share) for the quarter ended September 30, 2016, compared to $2.5 million ($0.70 per diluted share) for the third quarter of 2015. For the nine months ended September 30, 2016, Landmark reported net earnings of $6.6 million ($1.80 per diluted share), compared to $7.9 million ($2.19 per diluted share) in the first nine months of 2015. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, October 27, 2016. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 27, 2016, by dialing (877) 344-7529 and using conference number 10094880.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 23, 2016, to common stockholders of record on November 9, 2016. The Board of Directors also declared a 5% stock dividend issuable December 15, 2016, to common stockholders of record on December 1, 2016. This is the 16th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to announce Landmark’s net earnings of $6.6 million during the first nine months of 2016, reflecting strong core earnings, although lower than the prior-year period. For the first nine months of 2015, a large recovery on a previously charged-off loan resulted in a net credit to the provision for loan losses of $700,000. Our earnings were also impacted by lower mortgage originations and related gains on sales of loans during the second and third quarters of 2016, after the departure of several mortgage lenders this spring. We have successfully added a few new mortgage lenders and are continuing to recruit. During the first nine months of 2016, return on average assets was 0.99% compared to 1.22% in the same period of 2015. Return on average equity was 10.24% in the first nine months of 2016, compared to 14.14% for the year-earlier period. We are pleased with the strong performance, despite the uncertain economic outlook and low interest rate environment. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Third Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended September 30, 2016, an increase of $125,000, or 1.9%, from the third quarter of 2015, primarily as a result of a 3.2% increase in average interest-earning assets, from $784.6 million in the third quarter of 2015 to $809.9 million in the third quarter of 2016. Partially offsetting the increase in average interest-earning assets were lower yields on interest-earning assets and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.48% in the third quarter of 2015 to 3.45% in the same period of 2016. The provision for loan losses increased from $100,000 in the third quarter of 2015 to $150,000 in the third quarter of 2016.

Total non-interest income was $3.7 million in the third quarter of 2016, a decrease of $734,000, or 16.4%, compared to the same period of 2015. This change was primarily the result of a $794,000 decline in gains on sales of loans, as the departure of several mortgage lenders affected originations in the third quarter of 2016. Partially offsetting the lower gains on sales of loans were $261,000 of gains on sales of investment securities during the third quarter of 2016, compared to $135,000 of gains on sales of investment securities a year earlier.

Non-interest expense increased $86,000, or 1.2%, to $7.4 million for the third quarter of 2016 compared to $7.3 million in the same period a year earlier, primarily as a result of increases of $58,000 in occupancy and equipment expense and $50,000 in foreclosure and real estate owned expense. The increase in occupancy and equipment reflects higher levels of building repairs, while additional real estate owned assets increased foreclosure and real estate owned expenses. During the third quarter of 2016, Landmark recorded income tax expense of $656,000, compared to $966,000 during the same period of 2015. The effective tax rate decreased from 27.6% in the third quarter of 2015 to 23.9% in the third quarter of 2016 as a result of a decline in earnings before income taxes and higher tax-exempt income.

Year-to-Date Financial Highlights

Net interest income was $19.5 million for the first nine months of 2016, an increase of $173,000, or 0.9%, from the prior-year period, primarily as a result of a 2.5% increase in average interest-earning assets from $785.7 million in the first nine months of 2015 to $805.7 million in the same period of 2016. Net interest margin, on a tax equivalent basis, decreased from 3.50% in the first nine months of 2015 to 3.46% in the same period of 2016. During the first nine months of 2016, a $500,000 provision for loan losses was recorded compared to a credit to the provision for loan losses of $700,000 in the same period of 2015. The credit provision during the first nine months of 2015 was primarily the result of the recovery of $1.7 million on a previously charged-off construction loan.

Total non-interest income was $11.6 million in the first nine months of 2016, a decrease of $1.3 million, or 10.4%, compared to the same period of 2015. The decrease in non-interest income was primarily due to a $1.8 million decline in gains on sales of loans, resulting primarily from having fewer mortgage lenders on staff, and a $271,000 decline in other non-interest income. Included in other non-interest income during the first nine months of 2015 was a gain of $236,000 on the sale of a closed branch facility. Partially offsetting those reductions were $558,000 of gains on sales of investment securities during the first nine months of 2016 compared to a loss of $119,000 on sales of investment securities during the first nine months of 2015.

Non-interest expense decreased $95,000, or 0.4%, to $21.8 million for the first nine months of 2016 compared to the first nine months of 2015. The decrease was primarily the result of a $361,000 decrease in other non-interest expense, which includes a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment recorded in 2015, as well as the reduced mortgage banking activity. Partially offsetting those decreases was an increase of $121,000 in foreclosure and real estate owned expense as a result of additional real estate owned assets. During the first nine months of 2016, Landmark recorded income tax expense of $2.2 million, compared to $3.2 million during the same period of 2015. The effective tax rate decreased from 28.7% in the first nine months of 2015 to 25.1% in the same period of 2016 as a result of a decline in earnings before income taxes and higher tax-exempt income.

Balance Sheet Highlights

Total assets increased $29.3 million, or 3.3%, to $907.7 million at September 30, 2016, from $878.4 million at December 31, 2015. Net loans increased $10.1 million, or 2.4%, to $430.1 million at September 30, 2016, compared with year-end 2015. Investment securities increased $21.4 million, or 6.0%, to $379.3 million at September 30, 2016, from $357.9 million at December 31, 2015. Deposits were relatively flat at $715.7 million at September 30, 2016, compared to $714.7 million at December 31, 2015. Stockholders’ equity increased to $89.8 million (book value of $24.52 per share) at September 30, 2016, from $80.6 million (book value of $22.82 per share) at December 31, 2015. The ratio of equity to total assets increased to 9.89% at September 30, 2016, from 9.17% at December 31, 2015, and the ratio of tangible equity to tangible assets, a non-GAAP financial ratio, increased to 7.70% from 6.86% as of the same dates.

At September 30, 2016, the allowance for loan losses was $5.5 million, or 1.26% of gross loans outstanding, compared to $5.9 million, or 1.39% of gross loans outstanding, at December 31, 2015. Non-performing loans decreased to $1.8 million, or 0.41% of gross loans, at September 30, 2016, from $2.2 million, or 0.51% of gross loans, at December 31, 2015. Landmark recorded net loan charge-offs of $915,000 during the first nine months of 2016 compared to net loan recoveries of $1.3 million during the same period of 2015. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of September 30, 2016, Landmark has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$17,650	$13,569
Investment securities	379,295	357,935
Loans, net	430,054	419,923
Loans held for sale	9,098	14,465
Premises and equipment, net	20,607	20,958
Bank owned life insurance	18,196	18,164
Goodwill	17,532	17,532
Other intangible assets, net	4,042	4,304
Other assets	11,210	11,526
TOTAL ASSETS	$907,684	$878,376

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$715,711	$714,727
Federal Home Loan Bank and other borrowings	86,459	70,658
Other liabilities	15,728	12,421
Total liabilities	817,898	797,806
Stockholders' equity	89,786	80,570
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$907,684	$878,376

LOANS (unaudited):

One-to-four family residential real estate	$133,714	$131,930
Construction and land	16,084	15,043
Commercial real estate	116,395	118,983
Commercial	61,580	61,300
Agriculture	80,632	71,030
Municipal	7,132	7,636
Consumer	20,038	19,894
Net deferred loan costs and loans in process	(14)	29
Allowance for loan losses	(5,507)	(5,922)
Loans, net	$430,054	$419,923

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$1,792	$2,168
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,178	1,000
Total non-performing assets	$2,970	$3,168

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.29%	0.33%
Total non-performing loans to gross loans outstanding	0.41%	0.51%
Total non-performing assets to total assets	0.33%	0.36%
Allowance for loan losses to gross loans outstanding	1.26%	1.39%
Allowance for loan losses to total non-performing loans	307.31%	273.15%
Equity to total assets	9.89%	9.17%
Tangible equity to tangible assets (1)	7.70%	6.86%
Book value per share	$24.52	$22.82

(1)	Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net, divided by total assets reduced by goodwill and other intangible assets, net.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Interest income:
Loans	$5,392	$5,257	$15,939	$15,956
Investment securities and other	1,958	1,943	5,957	5,700
Total interest income	7,350	7,200	21,896	21,656

Interest expense:
Deposits	285	265	849	815
Borrowed funds	513	508	1,529	1,496
Total interest expense	798	773	2,378	2,311

Net interest income	6,552	6,427	19,518	19,345
Provision for loan losses	150	100	500	(700)
Net interest income after provision for loan losses	6,402	6,327	19,018	20,045

Non-interest income:
Fees and service charges	1,873	1,922	5,449	5,417
Gains on sales of loans, net	1,219	2,013	4,418	6,207
Bank owned life insurance	125	131	390	376
Gains (losses) on sales of investment securities, net	261	135	558	(119)
Other	264	275	769	1,040
Total non-interest income	3,742	4,476	11,584	12,921

Non-interest expense:
Compensation and benefits	3,903	3,885	11,481	11,451
Occupancy and equipment	1,131	1,073	3,242	3,203
Amortization of intangibles	373	340	1,041	1,021
Data processing	369	352	1,026	1,041
Professional fees	258	233	759	726
Advertising	166	184	498	433
Federal deposit insurance premiums	75	97	295	321
Foreclosure and real estate owned expense	60	10	176	55
Other	1,059	1,134	3,249	3,611
Total non-interest expense	7,394	7,308	21,767	21,862

Earnings before income taxes	2,750	3,495	8,835	11,104
Income tax expense	656	966	2,219	3,182
Net earnings	$2,094	$2,529	$6,616	$7,922

Net earnings per share (1)
Basic	$0.57	$0.72	$1.83	$2.26
Diluted	0.56	0.70	1.80	2.19

Shares outstanding at end of period (1)	3,661,355	3,508,243	3,661,355	3,508,243

Weighted average common shares outstanding - basic (1)	3,645,618	3,506,440	3,605,509	3,504,487
Weighted average common shares outstanding - diluted (1)	3,714,783	3,621,837	3,672,638	3,611,251

OTHER DATA (unaudited):

Return on average assets (2)	0.93%	1.15%	0.99%	1.22%
Return on average equity (2)	9.29%	13.12%	10.24%	14.14%
Return on average tangible equity (2) (3)	12.25%	18.41%	13.69%	19.99%
Net interest margin (2) (4)	3.45%	3.48%	3.46%	3.50%

(1)	Share and per share values at or for the periods ended September 30, 2015 have been adjusted to give effect to the 5% stock dividend paid during December 2015.
(2)	Information for the three and nine months ended September 30 is annualized.
(3)	Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.
(4)	Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.